UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2004

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number)

5460 Bayfront Plaza

Santa Clara, California 95054

(Address of principal executive offices)

Telephone: (408) 565-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 12. Results of Operations and Financial Condition

Magma Design Automation, Inc. (“Magma”) has reported its financial results for the quarter ended December 31, 2003. Magma’s press release dated January 29, 2004 announcing results is attached hereto as Exhibit 99.1. The press release includes Magma’s balance sheet as of December 31, 2003, a presentation of Magma’s historical statement of operations prepared in accordance with GAAP, and a presentation prepared on a pro forma basis (constituting non-GAAP financial measures). It also includes Magma’s projected net income per share on a GAAP and pro forma basis, for the quarter ended March 31, 2004. Magma’s projected net income per share for the quarter ending March 31, 2004, is expected to be $0.09-$0.13 on a GAAP basis and $0.15-$0.19 on a pro forma basis. For the quarter ended December 31, 2003, Magma’s pro forma adjustments to GAAP results excluded the effects of non-cash amortization of developed technology, amortization of intangibles, in-process research and development, non-cash amortization of deferred stock-based compensation, restructuring charges, consolidation of an equity investment and charges associated with an impairment of equity investments. For the quarter ending March 31, 2004, Magma’s pro forma net income per share excludes the effects of non-cash amortization of developed technology, amortization of intangibles, non-cash amortization of deferred stock-based compensation, and charges associated with the impairment of an equity investment. The impact of these adjustments on Magma’s historical and projected results is quantified in the reconciliation table included with the press release.

Magma has provided its pro forma financial information in order to enhance the user’s overall understanding of Magma’s financial performance and prospects. Magma believes that this pro forma information provides useful information to investors by excluding the effect of expenses that are required to be recorded under GAAP that Magma does not believe are indicative of Magma’s core operating results. In addition, because Magma has historically provided pro forma results to the investment community, Magma believes that including this information provides consistency in its financial reporting. However, these pro forma results should be considered supplemental to, and not a substitute for or superior to, Magma’s results prepared in accordance with GAAP, which are included in its press release.

On January 29, 2004, Magma held a conference call with respect to its financial results for the quarter ended December 31, 2003; a copy of the call transcript is attached as Exhibit 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2004

MAGMA DESIGN AUTOMATION, INC.

By	/s/ Gregory C. Walker
Gregory C. Walker
Senior Vice President- Finance and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Issued January 29, 2004

99.2	Transcript of January 29, 2004 conference call

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